SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2009

COOPERATIVE BANKSHARES, INC.

(Exact name of registrant as specified in charter)

North Carolina	0-24626	56-1886527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Market Street, Wilmington, North Carolina 28401

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (910) 343-0181

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Effective April 29, 2009, Cooperative Bankshares, Inc. (the “Company”), the parent company of Cooperative Bank (the “Bank”), entered into a written agreement (the “Agreement”) with the Federal Reserve Bank of Richmond (the “Reserve Bank”). The Agreement is designed to enhance the Company’s ability to act as a source of strength to the Bank and requires, among other things, that the Company obtain the Reserve Bank’s approval prior to: (i) paying dividends, (ii) receiving dividends from the Bank, (iii) making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities, (iv) incurring or increasing any debt, or (v) purchasing or redeeming any shares of the Company’s stock. Pursuant to the terms of the Agreement, the Company is also required, within 60 days of the date of the Agreement, to submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at the Company, on a consolidated basis, and at the Bank, as a separate legal entity on a stand-alone basis. In addition, the Agreement also provides that the Company must notify the Reserve Bank before appointing any new directors or senior executive officers and comply with certain restrictions regarding indemnification and severance payments.

The Company must furnish periodic progress reports to the Reserve Bank regarding its compliance with the Agreement. The Agreement will remain in effect until modified or terminated by the Reserve Bank.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description
10.1	Written Agreement by and between Cooperative Bankshares, Inc. and the Federal Reserve Bank of Richmond, effective April 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPERATIVE BANKSHARES, INC.

/s/ Todd L. Sammons
Todd L. Sammons
Chief Financial Officer and Interim President and Chief Executive Officer

Date: May 1, 2009